[Davis Polk & Wardwell Letterhead]

                                                                     EXHIBIT 5.1



                                          650-752-2018
                                                               August 26, 2003


Re: Registration Statement on Form S-8


Vitesse Semiconductor Corporation
741 Calle Plano
Camarillo, CA 93012


Ladies and Gentlemen:

     We are acting as counsel for Vitesse Semiconductor Corporation (the "Company") in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, relating to 688,595 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), issuable upon exercise of options outstanding under the Multilink Technology Corporation 1998 Stock Option Plan, 184,730 shares of the Company's Common Stock issuable upon exercise of options outstanding under the Multilink Technology Corporation 1999 Stock Option Plan and 396,453 shares of the Company's Common Stock issuable upon exercise of options outstanding under the Multilink Technology Corporation 2000 Stock Incentive Plan (the "Plans").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the adoption of the Plans as we have deemed necessary or advisable fo the purposes of this opinion.

     Upon the basis of the foregoing, we are of the opinion that the Common Stock deliverable pursuant to the Plans, when delivered in accordance with the Plans upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                                     Very truly yours,


                                                     /s/ Davis Polk & Wardwell